Exhibit 99.1

NEWS RELEASE
AFC REPORTS FINANCIAL RESULTS FOR FISCAL 2007
AND DEFINES NEW STRATEGIC PLAN
ALSO PROVIDES FISCAL 2008 GUIDANCE AND
ANNOUNCES $15 MILLION ACCELERATED SHARE REPURCHASE

Atlanta, Georgia, March 12, 2008 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, today reported results for its fiscal year 2007 which ended December 30, 2007. The Company also announced a new strategic plan designed to enhance shareholder value and leverage the Popeyes brand through expanded marketing and menu offerings, in addition to improving guest experience and unit economics. A key component of the new strategic plan is the commencement of a process to identify experienced and qualified franchisees to purchase company-operated restaurants.
Fiscal year 2007 highlights*:
•	Net income was $23.1 million, or $0.80 per diluted share, compared to $22.4 million, or $0.75 per diluted share, in fiscal 2006. For the twelve weeks in the fourth quarter of 2007, net income was $3.6 million, or $0.13 per diluted share, as compared to $5.6 million, or $0.19 per diluted share, for the thirteen weeks in the fourth quarter last year. The 53rd week in fiscal 2006 increased net income by approximately $0.02 per diluted share.

•	Total system-wide sales increased by 0.3 percent compared to 7.0 percent last year. Excluding the impact of the 53rd operating week in fiscal 2006, system-wide sales would have increased by 2.1 percent.

•	Total domestic same-store sales decreased 2.3 percent compared to an increase of 1.6 percent in fiscal 2006. International same-store sales increased 1.1 percent compared to a decrease of 3.2 percent last year. Total global same-store sales decreased 2.0 percent compared to an increase of 1.1 percent last year.

•	The Popeyes system opened 124 restaurants and closed 109 restaurants, bringing the total unit count to 1,905 compared to 1,878 at the end of 2006.

•	The Company repurchased approximately 2.5 million shares of common stock for approximately $39.4 million.

*	Fiscal 2007 results included 52 weeks compared to 53 weeks in fiscal 2006.
New Strategic Plan
Commenting on the launch of the Company’s new strategic plan, AFC Chief Executive Officer Cheryl Bachelder said, “Since I joined the Company in November, we have devoted substantial time and resources towards developing a new strategic plan which we are excited to share with our investors. We believe the new plan will set Popeyes on a firm foundation for accelerated unit growth and enhanced shareholder returns. Implementation of this plan is underway.”
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The four key pillars of the new strategic plan include:
•	Building the Popeyes Brand by offering franchisees a distinctive brand and menu with clear competitive advantages. Planned steps to exploit this advantage include:
o	Launching new marketing messages to excite customers about the superiority of Popeyes core bone-in chicken products; and

o	Rolling-out fresh and relevant menu platforms focused on portable snacks, quick lunch offerings, lighter alternatives and everyday value.
•	Running Great Restaurants by strengthening restaurant operations and improving the Popeyes guest experience through:
o	Implementing a guest experience monitor (GEM) to gauge guest satisfaction at every restaurant in the Popeyes system; and

o	Restructuring the field operations team to accomplish quarterly operations assessments of restaurants against Popeyes standards and procedures.
•	Strengthening Unit Economics by identifying cost savings to improve food, labor and overhead efficiencies in the restaurants by:
o	Assembling a task force to address the operating cost structure of Popeyes restaurants and to identify ways to improve restaurant operating profit. The team includes franchisees, corporate operations, supplier partners and the Popeyes purchasing/distribution cooperative; and

o	Improving Popeyes restaurant unit economics to better position franchisees to build new units as the economic environment improves.
•	Aligning People and Resources to Deliver Results by making significant investments in brand building, operational tools and talent as evidenced by:
o	Making non-recurring investments of $3.5 million in 2008 to strengthen brand building and menu innovation to drive guest traffic increases; and

o	Recruiting Ralph Bower as chief operations officer of Popeyes and Dick Lynch as chief marketing officer. These two experienced executives, working with the Company’s existing talented team, complete the Popeyes leadership team.
Added Bachelder, “Today, we are also announcing our decision to commence a process to identify experienced and qualified franchisees to purchase our company-operated restaurants so that we can re-purpose our resources towards the critical initiatives set forth in our new strategic plan. The Company expects proceeds in the range of $38-$42 million which would
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yield $0.08-$0.14 of diluted earnings per share, if the divestiture is fully implemented. We believe our actions today prepare us for long term success, including EPS average growth of 12-15 percent, 4-6 percent net unit growth, 2-3 percent same-store sales, and with EBITDA margins and free cash flows among the highest in the industry, if our plans are successfully implemented.”
Ms. Bachelder concluded, “After completing an exhaustive assessment of the Popeyes brand and business opportunities, I am more convinced than ever that Popeyes will be set on a firm foundation and positioned for accelerated growth. Our strengths are significant — we have better chicken in a growing QSR segment. We have opportunities to improve our guest experience and our unit economics and we are attacking these with urgency. With strong fundamentals in place, we believe Popeyes’ broad appeal creates a large unit expansion opportunity, both domestically and internationally. In short, Popeyes now has a strategic plan to establish the brand as a growing QSR chain that delivers sound returns to its shareholders.”
2007 Financial Performance Review
Total system-wide sales increased by 0.3 percent. This growth was comprised of a 0.6 percent decrease in franchisee restaurant sales to $1.65 billion, and a 22.7 percent increase in company-operated restaurant sales to approximately $80.0 million. Excluding the impact of the 53rd week in fiscal 2006, system-wide sales would have increased by 2.1 percent.
Total domestic same-store sales decreased 2.3 percent compared to an increase of 1.6 percent in the prior year, and total global same-store sales decreased 2.0 percent compared to an increase of 1.1 percent in the prior year. Same-store sales softness reflects the increased level of value promotion activity in the QSR sector, as competitors strive to retain customers in an increasingly challenging economic environment.
Same-store sales for company-operated restaurants decreased 7.8 percent compared to a 9.0 percent increase last year. This decrease reflects the continued rollover effect of unusually high same-store sales of re-opened company-operated restaurants in New Orleans following Hurricane Katrina, as well as softer same-store sales in the Atlanta and Tennessee markets.
Total revenues were $167.3 million, compared to $153.0 million in the prior year. The $14.3 million increase was comprised of approximately $13.1 million from the re-opening of company-operated restaurants in New Orleans, $5.4 million (net of lost franchise royalty revenue) from 13 franchised restaurants the Company acquired in the Memphis and Nashville markets in the second quarter of 2006, $3.9 million from new openings of company-operated restaurants in the Atlanta market, and a $2.1 million increase in revenue, primarily driven by sales from new franchised restaurants. These increases in total revenues were partially offset by a reduction of $6.5 million from negative same-store sales, a $2.5 million decrease from the impact of the 53rd week in fiscal 2006, and a $1.2 million reduction as result of the sale of an entity which was consolidated in 2006.
General and administrative expenses were consistent with previous guidance at $49.5 million, or 2.9 percent of system-wide sales, a $1.4 million increase compared to 2006. This increase
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was primarily due to higher professional and severance costs, which were partially offset by a reduction in employee incentive payments due to lower sales performance and lower equity compensation.
Other income was $2.7 million, or $0.06 per diluted share, including a gain of $4.5 million from Hurricane Katrina insurance recoveries, partially offset by an expense of $1.8 million related to net losses for impairment and other charges.
Operating profit was $45.6 million, compared to operating profit of $45.3 million last year.
Fiscal 2007 EBITDA was $52.5 million, at a margin of 31.4 percent of total revenue, compared to 2006 EBITDA of $51.9 million, at a margin of 33.9 percent of total revenue. AFC’s EBITDA computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
Income tax expense was $13.8 million, yielding an effective tax rate of 37.4 percent, compared to an effective tax rate of 35.1 percent in the prior year.
Net income was $23.1 million, or $0.80 per diluted share, compared to $22.4 million, or $0.75 per diluted share, for fiscal 2006. Fiscal 2007 diluted earnings per share were consistent with the Company’s revised fiscal 2007 guidance of $0.78-$0.80. Net income in fiscal 2006 benefited by approximately $0.02 per diluted share for the 53rd operating week. Net of insurance recovery benefits and other expense charges, earnings per diluted share for fiscal 2007 would have been $0.74 from the Company’s core operations.
Free cash flow in fiscal 2007 was $28.5 million. This free cash was used to invest in new company-operated restaurants, make required debt payments totaling $1.1 million, and repurchase and retire shares of the Company’s common stock. AFC’s free cash flow computation and reconciliation to GAAP measures is described in detail under the heading “Use of Non-GAAP Financial Measures.”
During fiscal 2007, the Company repurchased approximately 2.5 million shares of its common stock for approximately $39.4 million. As of February 22, 2008, there were approximately 27.2 million shares of the Company’s common stock outstanding.
The Popeyes system opened 124 new restaurants in fiscal 2007, below the lower end of the Company’s expectations. Year-end openings fell below expectations due to construction delays in international markets and in the U.S. For fiscal 2007, the Popeyes system reported 109 restaurant closures, consistent with the Company’s previous guidance. The closures included 61 units domestically and 48 units internationally.
On a system-wide basis, Popeyes had 1,905 units operating at the end of fiscal 2007, compared to 1,878 units at the end of last year. Total unit count was comprised of 1,583 domestic units and 322 international units in 24 foreign countries and two territories. Of this total, 1,840 were franchised and 65 were company-operated restaurants.
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Fiscal 2008 Guidance
“As mentioned, our new strategic plan for the Popeyes system requires a number of specific and significant investments in fiscal 2008 to strengthen the brand, build top-line sales, run stronger, more profitable restaurants and position the system for accelerated unit growth,” stated Ms. Bachelder.
For fiscal 2008, the Company expects diluted EPS to be in the range of $0.63-$0.68 per diluted share. This range includes $3.5 million, or approximately $0.08 per diluted share, related to investments to strengthen the Popeyes brand and which the Company believes are non-recurring. The Company’s fiscal 2008 diluted earnings per share guidance excludes the impact of potential recoveries related to historical Directors and Officers’ insurance claims and other one-time, non-operational benefits or expenses.
Excluding the non-recurring $3.5 million of investments, the Company expects fiscal 2008 diluted earnings per share to be in the range of $0.71-$0.76, compared to fiscal 2007 diluted earnings per share of $0.74, after excluding $2.7 million, or approximately $0.06 per diluted share, related to insurance recoveries and other non-recurring expense charges.
For fiscal 2008, the Company expects same-store sales in a difficult consumer environment to be flat to positive 1.0 percent and expects global new restaurant openings for 2008 in the range of 115-130. The Company expects its closure rate of restaurants to be similar to those experienced in the past few years as the Company continues to reinforce its operational standards and close underperforming restaurants throughout the system. Net openings are expected to be in the range of 5-15 units.
Popeyes general and administrative expenses as a percentage of system-wide sales have been maintained at slightly below 3 percent compared to the industry average of approximately 5 percent. During 2008, as result of the investments to retool and strengthen the brand, including non-recurring investments of $3.5 million, general and administrative expenses as a percentage of system-wide sales, are expected to increase to 3.0 to 3.1 percent. After 2008, the Company expects to see that percentage return to a trend below 3 percent of system-wide sales on an on-going basis. The investments, which management believes are non-recurring, principally include transition costs associated with branding and marketing, operational changes and the cost of new licensed technology.
The Company expects its 2008 EBITDA margin and generation of free cash flow to be lower than fiscal 2007 due primarily to the $3.5 million of non-recurring investments discussed above. However, the Company’s 2008 EBITDA margin and generation of free cash flow are still expected to rank among the most efficient in the industry.
Accelerated Share Repurchase
The Company previously announced that its Board of Directors has authorized additional repurchases of the Company’s common stock. As of February 22, 2008, the Company had approximately $56.4 million remaining under this authorization. Pursuant to this repurchase program, the Company has today entered into an accelerated stock repurchase agreement with a financial institution to repurchase $15 million of common stock. The Company may continue
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to undertake additional repurchases of its common stock in the open market, either before or after completion of the accelerated stock repurchase transaction. Under the terms of its current credit facility, the Company has the ability to repurchase more than $35 million of shares during fiscal year 2008, including the $15 million accelerated share repurchase.
Ms. Bachelder concluded, “We believe 2008 investments in marketing, operations and talent will jump start our strategic plan. Unit growth in 2008 will be modest as we concentrate on our new brand building initiatives. This year will set us on a firm foundation so that we can accelerate unit growth thereafter and deliver the returns our shareholders expect from a growing restaurant concept. Our entire team is enthusiastic and determined to drive strong returns for our stakeholders with the powerful Popeyes brand and franchise system.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on March 13, 2008, to review the results of fiscal 2007 and discuss the 2008 operating plan and provide 2008 guidance. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2007 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of December 30, 2007, Popeyes had 1,905 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 7 – 12.
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AFC Enterprises, Inc.
Consolidated Balance Sheets
As of December 30, 2007 and December 31, 2006
(In millions, except share data)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$5.0	$6.7
Accounts and current notes receivable, net	13.1	12.9
Prepaid income taxes	0.5	7.4
Other current assets	16.6	15.6

Total current assets	35.2	42.6

Long-term assets:
Property and equipment, net	42.4	39.9
Goodwill	11.7	11.7
Trademarks and other intangible assets, net	51.6	52.4
Other long-term assets, net	14.1	16.5

Total long-term assets	119.8	120.5

Total assets	$155.0	$163.1

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$26.1	$23.8
Other current liabilities	14.9	10.9
Current debt maturities	14.0	1.4

Total current liabilities	55.0	36.1

Long-term liabilities:
Long-term debt	118.8	132.6
Deferred credits and other long-term liabilities	21.5	25.6

Total long-term liabilities	140.3	158.2

Total liabilities	195.3	194.3

Commitments and contingencies

Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 27,356,105 and 29,487,648 shares issued and outstanding at December 30, 2007 and December 31, 2006, respectively)	0.3	0.3
Capital in excess of par value	127.7	161.7
Notes receivable from officers, including accrued interest	—	—
Accumulated deficit	(168.5)	(194.4)
Accumulated other comprehensive income	0.2	1.2

Total shareholders’ deficit	(40.3)	(31.2)

Total liabilities and shareholders’ deficit	$155.0	$163.1

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AFC Enterprises, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	12/13 Weeks Ended		52/53 Weeks Ended
	12/30/2007	12/31/2006	12/30/2007	12/31/2006
Revenues:
Sales by company-operated restaurants	$19.0	$18.4	$80.0	$65.2
Franchise revenues	19.1	20.5	82.8	82.6
Other revenues	1.0	1.1	4.5	5.2

Total revenues	39.1	40.0	167.3	153.0

Expenses:
Restaurant employee, occupancy and other expenses	10.0	9.5	40.7	33.7
Restaurant food, beverages and packaging	6.7	6.1	27.3	21.3
General and administrative expenses	13.8	12.4	49.5	48.1
Depreciation and amortization	1.6	1.5	6.9	6.4
Other expenses (income), net	(1.0)	0.4	(2.7)	(1.8)

Total expenses	31.1	29.9	121.7	107.7

Operating profit	8.0	10.1	45.6	45.3
Interest expense, net	2.2	2.2	8.7	11.1

Income before income taxes and discontinued operations	5.8	7.9	36.9	34.2
Income tax expense	2.2	2.3	13.8	12.0

Income before discontinued operations	3.6	5.6	23.1	22.2

Discontinued operations, net of income taxes	—	—	—	0.2

Net income	$3.6	$5.6	$23.1	$22.4

Basic earnings per common share:
Income before discontinued operations	$0.14	$0.19	$0.81	$0.75
Discontinued operations, net of income taxes	—	—	—	0.01

Net income	$0.14	$0.19	$0.81	$0.76

Diluted earnings per common share:

Income before discontinued operations	$0.13	$0.19	$0.80	$0.74

Discontinued operations, net of income taxes	—	—	—	0.01

Net income	$0.13	$0.19	$0.80	$0.75

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AFC Enterprises, Inc.
Consolidated Statements of Cash Flows
(In millions)

	2007	2006
Cash flows provided by (used in) operating activities:
Net income	$23.1	$22.4

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	—	(0.2)
Depreciation and amortization	6.9	6.4
Asset write downs	1.9	0.1
Net gain on sales of assets	(0.3)	(2.3)
Gain on insurance recoveries related to asset damages, net	(3.2)	—
Deferred income taxes	(0.5)	2.2
Non-cash interest, net	(0.3)	0.4
Provision for credit losses	0.4	(0.3)
Excess tax benefits from stock-based compensation	(0.9)	(1.8)
Stock-based compensation expense	1.7	3.4
Change in operating assets and liabilities:
Accounts receivable	(0.6)	2.0
Prepaid income taxes	7.8	25.8
Other operating assets	0.4	(0.4)
Accounts payable and other operating liabilities	4.0	(9.0)

Net cash provided by operating activities of continuing operations	40.4	48.7

Net cash (used in) operating activities of discontinued operations	—	—

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(10.0)	(7.0)
Proceeds from dispositions of property and equipment	0.3	4.3
Property insurance proceeds	4.5	3.5
Acquisition of franchised restaurants	(0.4)	(9.3)
Purchases of short-term investments	—	(5.9)
Sales and maturities of short-term investments	—	36.7
Proceeds from notes receivable	0.8	0.8
Other, net	—	—

Net cash provided by (used in) investing activities	(4.8)	23.1

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility (term loans)	(6.9)	(59.5)
Net borrowings under 2005 revolving credit facility	5.0	—
Principal payments — other notes (including VIEs)	(0.1)	(1.3)
Special cash dividend	(0.7)	(0.7)
Stock repurchases	(39.4)	(24.4)
Proceeds from exercise of employee stock options	3.3	10.7
Excess tax benefits from stock-based compensation	0.9	1.8
Decrease in restricted cash	1.1	0.7
Debt issuance costs	(0.2)	(0.1)
Other, net	(0.3)	(0.5)

Net cash (used in) financing activities	(37.3)	(73.3)

Net (decrease) in cash and cash equivalents	(1.7)	(1.5)
Cash and cash equivalents at beginning of year	6.7	8.2

Cash and cash equivalents at end of year	$5.0	$6.7

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	Q4 Ended	Q4 Ended	Year to Date	Year to Date
Total Same-Store Sales	12/30/07	12/31/06	12/30/07	12/31/06
Company-operated	(7.4%)	(7.6%)	(7.8%)	9.0%
Franchised [a]	(1.3%)	(3.0%)	(2.1%)	1.3%

Total Domestic	(1.6%)	(3.1%)	(2.3%)	1.6%
International [b]	1.9%	0.8%	1.1%	(3.2%)

Total Global	(1.2%)	(2.8%)	(2.0%)	1.1%
Total Franchised (a and b)	(1.0%)	(2.6%)	(1.8%)	0.9%

New Unit Openings
Company-operated	3	2	5	3
Franchised	21	34	77	97

Total Domestic	24	36	82	100
International	15	14	42	42

Total Global	39	50	124	142

Unit Count
Company-operated	65	56	65	56
Franchised	1,518	1,503	1,518	1,503

Total Domestic	1,583	1,559	1,583	1,559
International	322	319	322	319

Total Global	1,905	1,878	1,905	1,878

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Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The following table reconciles on a historical basis for 2006 and 2007, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure on our consolidated statement of operations to EBITDA:

(dollars in millions)	2006	2007
Net income	$22.4	$23.1
Interest expense, net	$11.1	$8.7
Income tax expense	$12.0	$13.8
Depreciation and amortization	$6.4	$6.9
EBITDA	$51.9	$52.5
Total Revenue	$153.0	$167.3
EBITDA as a percentage of Total Revenue (EBITDA margin)	33.9%	31.4%
Free cash flow: Calculation and Definition
The following table reconciles on a historical basis for 2007, the Company’s free cash flow on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the most directly comparable GAAP measure on our consolidated statement of operations to free cash flow:

(dollars in millions)	2007
Net income	$23.1
Depreciation and amortization	$6.9
Stock compensation expense	$1.7
Maintenance capital expenses	$(3.2)
Free cash flow	$28.5
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Management’s Use of Non-GAAP Financial Measures
EBITDA and free cash flow are supplemental non-GAAP financial measures. We use EBITDA and free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe these measures are important indicators of our operational strength and performance of our business because they provide a link between profitability and operating cash flow. EBITDA and free cash flow as calculated by us are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA and free cash flow: (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or our other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its new strategic plan and financial projections based on the full implementation of such plan, the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), expectations regarding same-store sales for fiscal 2008 and beyond, guidance for new openings and restaurant closures, and the Company’s anticipated 2008 performances including projections regarding general and administrative expenses, net earnings per diluted share, EBITDA margins and free cash flows. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2007 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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